EXHIBIT 99.1 – PRESS RELEASE

UNIPROP MANUFACTURED HOUSING COMMUNITIES INCOME FUND II ANNOUNCES THE CONCLUSION OF ITS WINDING-UP PROCESS

BIRMINGHAM, Mich., February 15, 2019 – Uniprop Manufactured Housing Communities Income Fund II (the “Partnership”) announced today that, pursuant to its plan of dissolution (the “Plan of Dissolution”), agreement of limited partnership (the “Partnership Agreement”), and applicable law, the General Partner has approved a final distribution of $0.835 per unit. The distribution will be paid on or about February 15, 2019 to partners of record as of the Dissolution Date (November 7, 2018) or their authorized designees.

With the payment of this final distribution, the Partnership has completed its winding-up process and will accordingly be filing a Form 15 with the U.S. Securities and Exchange Commission, after which point no further periodic or public reports will be required of the Partnership.

“Management is pleased to have sold the final two remaining properties as planned, and now to make the final distribution to wind-up the partnership.” said Roger Zlotoff, the President and Chief Executive Officer of the Managing General Partner of the General Partner of the Partnership.

About Uniprop

Uniprop was founded in Birmingham, Michigan in 1974 as a diversified real estate equity investment firm. Initial equity capital was provided by individual “qualified investors.” The firm’s first investments were in office buildings, manufactured home communities, and other income producing properties.

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include: changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Uniprop with the Securities and Exchange Commission. Uniprop undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

FOR FURTHER INFORMATION:

For any questions, please call 1-877-231-3140 or visit our web-site at www.Uniprop.com.